Exhibit 2.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2025, Hotel101 Global Holdings Corp. (“HBNB” or the “Company”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.0001 per share	HBNB	The Nasdaq Stock Market LLC

The following description of the HBNB Ordinary Shares and provisions of the Second Amended HBNB Articles is a summary of certain material attributes of the HBNB Ordinary Shares and specified provisions of the Second Amended HBNB Articles, which does not purport to be complete in every detail and is qualified in its entirety by reference to the Second Amended HBNB Articles. The following summary uses words and terms that are defined in the Second Amended HBNB Articles and in this Annual Report on Form 20-F. For more information regarding the provisions of the Second Amended HBNB Articles, reference is made to the Second Amended HBNB Articles, which has been filed as Exhibit 1.1 to this Annual Report.

Description of the HBNB Ordinary Shares (Items 9.A.3, 9.A.5, 9.A.6, 9.A.7, 10.B.3, 10.B.4, 10.B.6, 10.B.7, 10.B.8 and 10.B.10 of Form 20-F)

General.    HBNB maintains a register of its shareholders. Every shareholder whose name is entered in such register may, without payment and upon written request, request a share certificate within two calendar months after allotment or lodgement of transfer. Certificates representing HBNB Ordinary Shares (if any) are issued in registered form.

Rights of Non-Resident or Foreign Shareholders.    There are no limitations imposed by the Second Amended HBNB Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Second Amended HBNB Articles that require HBNB to disclose ownership above any particular ownership threshold.

Dividends.    The holders of HBNB Ordinary Shares are entitled to such dividends as may be declared by HBNB’s board of directors subject to the Second Amended HBNB Articles and the Cayman Companies Act. In addition, HBNB’s shareholders may declare dividends by ordinary resolution, but no dividend may exceed the amount recommended by HBNB’s directors. The Second Amended HBNB Articles provide that the board of directors may, before recommending or declaring any dividend, set aside out of the profits of the Company as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting claims on or liabilities of the Company or contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, HBNB may pay a dividend out of either profit, retained earnings or the credit standing in HBNB’s share premium account, provided that in no circumstances may a dividend be paid if this would result in HBNB being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting Rights.    Subject to any special rights, restrictions or privileges as to voting for the time being attached to any class or classes of shares at any general meeting: (a) on a poll every member present in person or by proxy or, in the case of a member being a corporation, by its duly authorized representative shall have one vote for every share which is fully paid or credited as fully paid registered in his name in the register of members of HBNB but so that no amount paid up or credited as paid up on a share in advance of calls or instalments is treated for this purpose as paid up on the share; and (b) on a show of hands every member who is present in person (or, in the case of a member being a corporation, by its duly authorized representative) or by proxy shall have one vote. Where more than one proxy is appointed by a member which is a Clearing House (as defined in the Second Amended HBNB Articles) (or its nominee(s)) or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands and on a poll, each such proxy is under no obligation to cast all his votes in the same way.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes of the ordinary shares which are cast by those HBNB shareholders who are entitled to do so attend and vote at the meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes of ordinary shares which cast by those HBNB shareholders who are entitled to do so attend and vote at the meeting. Under the Cayman Companies Act, a special resolution will be required in order for HBNB to effect certain important matters as stipulated in the Cayman Companies Act, such as a change of name or making changes to the Second Amended HBNB Articles. Holders of the HBNB Ordinary Shares may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders.    As a Cayman Islands exempted company, HBNB is not obliged by the Cayman Companies Act to call shareholders’ annual general meetings. The Second Amended HBNB Articles provide that the directors of HBNB may, whenever they think fit, convene a general meeting of the Company.

Every general meeting of HBNB shall be called by at least ten (10) clear days’ notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, the day, the hour and the agenda of the meeting and particulars of the resolutions to be considered at that meeting and the general nature of that business, and shall be given, in manner hereinafter mentioned or in such other manner, if any, as may be prescribed by HBNB in general meeting, to such persons as are, under the Second Amended HBNB Articles, entitled to receive such notices from HBNB, provided that a meeting of HBNB shall notwithstanding that it is called by shorter notice than that specified in the Amended HBNB Article be deemed to have been duly called if it is so agreed by all the shareholders entitled to attend and vote thereat.

For all purposes the quorum for a general meeting shall be two (2) shareholders entitled to vote and present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy representing not less than one-third (1/3) in nominal value of the total issued voting shares in HBNB throughout the meeting. No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless the requisite quorum shall be present at the time when the meeting proceeds to business and continues to be present until the conclusion of the meeting.

The Cayman Companies Act provides HBNB shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Second Amended HBNB Articles provide that general meetings shall also be convened on the requisition of one (1) or more shareholders holding, at the date of deposit of the requisition, not less than one tenth of the paid up capital of the Company having the right of voting at general meetings. Such requisition shall be made in writing to the HBNB’s board of directors or the secretary for the purpose of requiring a general meeting to be called by the HBNB’s board of directors for the transaction of any business specified in such requisition. However, the Second Amended HBNB Articles do not provide HBNB shareholders with any right to put any proposals before general meetings not called by such shareholders.

Amendments. Subject to the Cayman Companies Act, HBNB may at any time and from time to time by special resolutions (as defined by the Cayman Companies Act) alter or amend the Second Amended HBNB Articles in whole or in part.

Transfer of HBNB Ordinary Shares.    Subject to the restrictions set out below and certain lock-up arrangements described under the section titled “HBNB Ordinary Shares Eligible for Future Sale” in this Annual Report on Form 20-F, any of HBNB shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by HBNB’s board of directors.

HBNB’s board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up to a person of whom it does not approve or any share issued under any share option scheme upon which a restriction on transfer imposed thereby still subsists, and it may also refuse to register a transfer of any share (whether fully paid up or not) to more than four (4) joint holders or a transfer of any shares (not being a fully paid up Share) on which HBNB has a lien.. HBNB’s board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with HBNB, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as HBNB’s board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as HBNB’s board of directors may from time to time require is paid to HBNB in respect thereof.

If HBNB’s board of directors refuse to register a transfer they shall, within two calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of Nasdaq, be suspended and the register closed at such times and for such periods as HBNB’s board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation.    If HBNB shall be wound up, the surplus assets remaining after payment to all creditors shall be divided among the shareholders of HBNB in proportion to the capital paid up on the HBNB shares held by them respectively, and if such surplus assets shall be insufficient to repay the whole of the paid up capital, they shall be distributed, subject to the rights of any HBNB shares which may be issued on special terms and conditions, so that, as nearly as may be, the losses shall be borne by the shareholders of HBNB in proportion to the capital paid on the HBNB shares held by them respectively.

Appraisal Right. Under Cayman Islands law, a merger of two or more constituent companies requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a special resolution of the members of each constituent company and (b) such other resolution, if any, as may be specified in such constituent company’s articles of association. Save in certain circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, subject to satisfaction of certain requirements under Cayman Islands law; and if an arrangement and reconstruction is approved, the dissenting shareholder would have no rights.

Calls on Shares and Forfeiture of Shares.    HBNB’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares.    HBNB may issue shares on terms that such shares are subject to redemption, at HBNB’s option or at the option of the holders of these shares, on such terms and in such manner as may be determined by HBNB’s board of directors and HBNB may also repurchase any of HBNB shares on such terms and in such manner as have been approved by HBNB’s board of directors or by an ordinary resolution of HBNB’s shareholders. Under the Cayman Companies Act, the redemption or repurchase of any share may be paid out of HBNB’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if HBNB can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, HBNB may accept the surrender of any fully paid share for no consideration.

Variations of Rights of HBNB Ordinary Shares.    If at any time HBNB’s share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), whether or not HBNB is being wound-up, may be varied with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class. The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to the terms of issue of such shares be deemed to be altered by the creation or issue of further shares ranking pari passu therewith.

Issuance of Additional Shares.    The Second Amended HBNB Articles authorizes HBNB’s board of directors to issue additional ordinary shares from time to time as HBNB’s board of directors shall determine, to the extent of available authorized but unissued shares.

The Second Amended HBNB Articles also authorizes HBNB’s board of directors to issue one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding).HBNB’s board of directors may issue preferred shares without action by HBNB shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records.    No shareholder (not being a director) or other person shall have any right of inspecting any account or book or document of HBNB except as conferred by the Cayman Companies Act or ordered by a court of competent jurisdiction or authorized by the board of directors of HBNB or HBNB in general meeting.

Right to Information. No shareholder of HBNB (not being a director) shall be entitled to require discovery of or any information respecting any detail of HBNB’s trading or any matter which is or may be in the nature of a trade secret, mystery of trade or secret process which may relate to the conduct of the business of HBNB which in the opinion of the board of directors of HBNB will be inexpedient in the interests of the shareholders of HBNB to communicate to the public.

Anti-Takeover Provisions.    Some provisions of Amended HBNB Articles may discourage, delay or prevent a change of control of HBNB or management that shareholders may consider favorable, including provisions that:

●	authorize HBNB’s board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by HBNB’s shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, HBNB directors may only exercise the rights and powers granted to them under Amended HBNB Articles for a proper purpose and for what they believe in good faith to be in the best interests of HBNB.

Exempted Company.    HBNB is an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Comparison of Cayman Islands Law and Delaware Corporate Law (Item 10.B.9 of Form 20-F)

HBNB Shareholders should be aware that the Cayman Companies Act, which applies to HBNB, differs in certain material respects from the General Corporation Law of the State of Delaware (“DGCL”) which is applicable to Delaware corporations. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Cayman Companies Act (including modifications adopted pursuant to the Second Amended HBNB Articles) and the common law of the Cayman Islands applicable to HBNB that differ in certain material respects from provisions of the DGCL and Delaware common law applicable to Delaware corporations. Because the following statements are summaries, they do not address all aspects of Cayman Islands law that may be relevant to HBNB and its shareholders or all aspects of Delaware law that may differ from Cayman Islands law.

Duties of Directors

Under Cayman Islands law, all of HBNB’s directors owe three types of duties to HBNB: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified; however, the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise his or her powers for the purposes for which they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association to be amended and effective on or before the completion of this offering. HBNB has the right to seek damages if a duty owed by any of its directors is breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of the company and mortgaging the property of the company; and

●	maintaining or registering a register of mortgages, charges, or other encumbrances of the company.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In carrying out their managerial role, directors are charged with the fiduciary duties of care and loyalty to the corporation and its stockholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise a duty of oversight, which requires directors to attempt in good faith to assure that the corporation implements adequate reporting and information systems and controls. The duty of loyalty requires that directors act in good faith and in the best interests of the corporation and its stockholders, without self-interest and without being influenced by any conflicting interests.

Delaware law provides that, in most instances, a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumption, afforded to directors by the “business judgment rule,” that, in making a business decision, directors acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation and its stockholders. Unless the presumption is rebutted, a board of directors’ decision will be upheld unless the directors were grossly negligent in connection with reaching such decision or if the matter approved by the board of directors constitutes a waste of corporate assets. If the presumption is not rebutted, the business judgment rule attaches in most instances to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in certain situations, including in connection with self-interested or related party transactions, when the board of directors takes certain defensive actions and in connection with a sale of control of the corporation.

Interested Directors

Under Cayman Islands law, interested director transactions are governed by the terms of a company’s memorandum and articles of association. Under Delaware law, a transaction in which a director has a direct or indirect financial or other interest is not void or voidable if (1) the material facts as to such interested director’s relationship or interest in such transaction are disclosed or are known to the board of directors (or the board committee acting upon such transaction) and the board of directors (or such committee) in good faith authorizes the transaction by the affirmative vote of a majority of disinterested directors serving on the board of directors (or such board committee, if applicable), (2) the transaction is approved by an informed, uncoerced vote of the disinterested stockholders or (3) the transaction is fair as to the corporation and its stockholders.

Voting Rights and Quorum Requirements

Under Cayman Islands law and the Second Amended HBNB Articles, any action required or permitted to be taken by the shareholders must be taken at a duly called and quorate general meeting of the shareholders entitled to vote on such action, or in lieu of a general meeting, be effected by a resolution in writing. On a poll, each shareholder is entitled to one (1) vote for each share held by such shareholder on all matters that require a shareholder’s vote.

A quorum required for a meeting of shareholders consists of one or more shareholders present and holding at least one-third majority of the number of paid up shares of the company present in person or by proxy. Shareholders may be present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. shareholders’ meetings may be convened by the board of directors on its own initiative or upon a written requisition by any one or more shareholder(s) entitled to attend and vote at general shareholders’ meetings of the company holding not less than 10% of the number of the company’s paid up shares deposited at the registered office of the company.

An ordinary resolution to be passed at a meeting by the shareholders requires, where a poll is taken, the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires, where a poll is taken, the affirmative vote of not less than two-thirds of the votes attaching to the shares cast at a meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given.

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders (but in no event may the certificate of incorporate provide for a quorum of less than one-third of the shares entitled to vote at such meeting). In matters other than the election of directors, subject to certain exceptions (including mergers and amendments to the certificate of incorporation), the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at a stockholders’ meeting at which a quorum is present is required for stockholder approval of any action, unless a higher percentage is required by the corporation’s certificate of incorporation. Stockholders may also approve any matter that may be taken by them at an annual or special meeting by written consent in lieu of a meeting, unless the certificate of incorporation denies stockholders the right to act by consent. Approval of any matter by consent of stockholders requires delivery of written or electronic consents executed by holders of shares of outstanding stock having not less than the minimum votes as would be required to approve such matter at a meeting at which all shares are present and voted. In addition, the affirmative vote of a plurality of shares entitled to vote at a meeting in which quorum is present is required for the election of directors, and the affirmative vote of a majority of all outstanding shares entitled to vote is required to approve certain matters (such as mergers and amendments to the certificate of incorporation).

Dividend Rights

Under Cayman Islands law, a Cayman Islands exempted company may pay a dividend on its shares out of its profit and/or its share premium account, provided that no dividend may be paid to the company’s shareholders out of our share premium account unless, immediately following the date on which the dividend is proposed to be paid, the company shall be able to pay its debts as they fall due in the ordinary course of business. Under the DGCL, subject to any restrictions contained in the corporation’s certificate of incorporation, a corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of such dividend, the total capital of the corporation is less than the aggregate capital represented by the outstanding shares of all classes of stock having a preference upon the distribution of assets.

Shareholder Approval of Amalgamations and Mergers

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with, among other documents, a declaration as to the solvency of the consolidated or surviving company, a declaration of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders if a copy of the plan of merger is given to every shareholder of each subsidiary company to be merged unless that shareholder agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by the Grand Court of the Cayman Islands upon application of the constituent company that has issued the security.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except to be paid the fair value of that person’s shares, to participate in all proceedings until such dissenter’s determination of fair value is reached, and the right to obtain relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Cayman Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement. Any such arrangement must be approved by (a) a majority in number of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made and who must, in addition, represent seventy-five percent in value of the creditors or each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting convened for that purpose, or (b) seventy-five percent in value of the shareholders or each class of shareholders, as the case may be, with whom the arrangement is to be made that are present and voting either in person or by proxy at a meeting convened for that purpose, as applicable. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the court’s directions and the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

Under the DGCL, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon. Under the DGCL, a dissenting stockholder of a corporation may, under certain circumstances and subject to certain conditions, be entitled to appraisal rights in connection with a merger or consolidation, pursuant to which such stockholder will have the right to receive an amount in cash equal to the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

Compulsory Acquisition of Shares Held by Minority Holders

The Cayman Companies Act contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% in value of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned in accordance with the foregoing procedures, a dissenting shareholder would have no rights comparable to appraisal rights.

The DGCL provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with or into any subsidiary if the parent corporation owns at least 90% of the outstanding shares of each class of the subsidiary’s capital stock. In connection with such a merger, dissenting stockholders of the subsidiary are entitled to appraisal rights under certain circumstances and subject to certain conditions.

Shareholders’ Suits

In principle, HBNB will normally be the proper plaintiff to sue for a wrong done to HBNB as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholder;

●	an irregularity in the passing of a resolution which requires a qualified majority;

●	an act purporting to abridge or abolish the individual rights of a member; and

●	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court of the Cayman Islands may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty. In the event directors are found to have breached such duties, however, they are generally entitled to protection under the exculpation clauses or indemnification provisions described below.

Exculpation and Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Second Amended HBNB Articles permit indemnification of our directors and officers for costs, losses, damages and expenses incurred in their capacities as such unless such losses or damages arise from actual fraud or willful default or as otherwise required by law.

Under the DGCL, a corporation may include in its certificate of incorporation a provision that eliminates or limits the liability of directors and certain senior officers to the corporation and its stockholders for monetary damages for certain breaches of fiduciary duty. Such liability, however, cannot be eliminated or limited for: (1) breaches of the duty of loyalty; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) solely with respect to directors, payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions; (4) solely with respect to senior officers, actions brought by or in the name of the corporation; or (5) transactions from which such person derived an improper personal benefit.

Under the DGCL, a corporation may indemnify directors and officers of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding by reason of such position, or from serving at the request of the corporation as a director, officer or other position with another entity, if (1) such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful, except that, in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (but not for judgments or amounts paid in settlement) and may not be made at all (even for expenses) if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party.

Access to Books and Records

Holders of HBNB’s shares will have no general right under the Cayman Companies Act to inspect or obtain copies of register of members or corporate records.

The DGCL permits any stockholder (including beneficial holders of shares), upon written demand, to inspect and obtain copies of a corporation’s stockholder list and other books and records for any proper purpose reasonably related to such person’s interest as a stockholder.

Shareholders’ Meetings; Business to be Conducted

As a Cayman Islands exempted company, HBNB is not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, HBNB may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by HBNB’s board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at the general meetings who (together) hold at least ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within two months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by HBNB.

The DGCL provides that an annual meeting of stockholders must be held for the election of directors and any other proper business may be transacted at the annual meeting. Shareholders may submit proposals for business to be conducted at the annual meeting, subject to compliance with any advance notice provisions included in the corporation’s bylaws. A special meeting of stockholders may be called by the board of directors or any other person authorized to call a special meeting pursuant to a provision in the certificate of incorporation or bylaws. Unless so authorized to call a special meeting pursuant to a provision in the certificate of incorporation or bylaws, stockholders do not have the power to call special meetings.

Amendment of Memorandum and Articles of Association

Under the Cayman Companies Act, the memorandum and articles of association may be altered or amended by a special resolution of shareholders.

Under the DGCL, amendments to a corporation’s certificate of incorporation must be adopted by a resolution of the board of directors setting forth the amendment, declaring its advisability and, subject to limited exceptions for amendments not requiring stockholder approval, the board of directors then must call a special meeting of the stockholders entitled to vote on such amendment or direct that the proposed amendment be considered at the next annual meeting of stockholders, unless the stockholders adopt such amendment by written consent (unless the certificate of incorporation denies stockholders the power to act by consent). The DGCL generally requires that, unless a higher percentage is provided for in the certificate of incorporation, a majority of the outstanding shares of stock entitled to vote on such amendment, voting together as a single class, is required to approve most amendments to the certificate of incorporation. A lower voting standard applies to certain amendments to a corporation’s certificate of incorporation (i.e., an amendment to effect certain reverse stock splits of a class of stock, and amendments to increase or decrease the number of authorized shares of a class of stock). In such circumstances, approval of the amendment requires that the number of votes cast in favor of such amendment exceed the number of votes cast against it, unless otherwise expressly required by the certificate of incorporation.

In addition, unless otherwise provided in the original certificate of incorporation (or an amendment thereto approved by holders of the applicable class of stock or before any shares of such class were issued), a separate class vote of holders of outstanding shares of any class of stock (or any series of a class of stock) also is required (in addition to the vote described above), whether or not such holders are entitled to vote thereon by the certificate of incorporation, if (1) with respect to a separate class vote, the proposed amendment would increase or decrease the number of authorized shares or par value of such class of stock, or (2) with respect to a separate class vote (or series vote) alter the powers, preferences or special rights of such class of stock (or such series of a class of stock) so as to adversely affect them, that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

Stockholders have the power to amend, adopt or repeal bylaws of a corporation under the DGCL, if approved by holders of a majority of shares entitled to vote thereon, present in person and voting at a meeting of stockholders at which a quorum is present, unless the certificate of incorporation requires a higher percentage. Stockholders may also act by written consent to amend, adopt or repeal bylaws, unless the certificate of incorporation denies stockholders the power to act by written consent. In addition, the board a corporation has the power to adopt, amend and repeal the corporation’s bylaws, but only if such right is expressly provided in the certificate of incorporation.